EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PQ Group Holdings Inc. of our report dated March 22, 2018, relating to the financial statements of Zeolyst International, which appears in PQ Group Holdings Inc.’s Annual Report on Form 10 –K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 1, 2018